UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):          December 16, 2004

ANIMAS CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-50674	23-2860912
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

200 LAWRENCE DRIVE, WEST CHESTER, PA		08690
(Address of Principal Executive Offices)		(Zip Code)

(610) 644-8990
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry Into a Material Definitive Agreement.

     On December 16, 2004, Animas Corporation (“Animas”) and Cygnus, Inc. (OTC BB CYGN) (“Cygnus”) entered into an asset purchase agreement (the “Purchase Agreement”) pursuant to which Animas will acquire substantially all of Cygnus’ intellectual property rights, fixed assets, supplier, manufacturing and license agreements, inventory and tangible personal property for $10 million in cash. Under the terms of the Purchase Agreement, Animas will take ownership of over 237 U.S. and foreign patents in the fields of continuous glucose sensing, extraction of interstitial fluid by reverse electro-iontophoresis and electrochemical sensors. Animas will not assume any of Cygnus’s liabilities in this transaction other than customary obligations under assumed contracts.

     The consummation of the transaction is subject to the approval of Cygnus’s stockholders, the payoff of Cygnus’ outstanding arbitration obligation ($11.5 million) to Sanofi Aventis (f/k/a Sanofi, S.A. also f/k/a Sanofi-Synethelabo) and the corresponding release of Sanofi’s liens on Cygnus’ assets, as well as other customary conditions.

     The parties currently expect the transaction to close in the first calendar quarter of 2005, although there can be no assurances that the transaction will close in that time period.

     Neither Animas nor any of its affiliates has any material relationship with Cygnus or any of its affiliates other than in respect of the Purchase Agreement and other ancillary agreements entered into in connection with the foregoing transaction.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANIMAS CORPORATION
Date: December 17, 2004	By:	/s/ Richard Baron
Richard Baron
Vice President – Finance and Chief Financial Officer